Exhibit 10.01

SHARE PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (hereinafter referred to as the “Agreement”), is entered into as of this 4 day of November, 2009, by and between ONE Bio, Corp. (formally known as ONE Holdings, Corp), a Florida corporation (the “ONE” or the “Company”) and United Green Technology Inc., a Nevada corporation (“UGTI”) (collectively referred to as the “Parties” and individually as a “Party”).

W I T N E S S E T H

WHEREAS, on September __, 2009, the parties entered into a Preferred Share Purchase Agreement (the “Preferred Share Agreement”) pursuant to which, among other things, UGTI agreed to sell to ONE and ONE agreed to purchase from UGTI $5,000,000 worth of UGTI Series A Convertible Preferred Stock in consideration for the issuance by ONE to UGTI of 5,000 shares of ONE Preferred Stock; and

WHEREAS, the Parties desire to cancel the Preferred Share Agreement and all of the Parties respective obligations under the Preferred Share Agreement, effective as of the date hereof; and

WHEREAS, UGTI desires to sell to ONE and ONE desires to purchase from UGTI Ten Thousand (10,000) shares of UGTI common stock (the “UGTI Common Stock”) for One Million Two Hundred Thousand Dollars ($1,200,000) (the “Purchase Price”) payable in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE OF UGTI COMMON STOCK

1.1           Purchase.   UGTI hereby agrees to sell to ONE and ONE hereby agrees to purchase from UGTI Ten Thousand (10,000) shares of UGTI Common Stock for the Purchase Price which shall be payable as set forth in Section 1.2 hereof.

1.2           Payment of the Purchase Price.  ONE shall pay to UGTI for said shares of UGTI Common Stock the Purchase Price which shall be paid as follows:  (i)  One Hundred Eighty Thousand Dollars ($180,000) on May 10, 2010; and the balance of One Million Twenty Thousand Dollars ($1,020,000) on November 10, 2010.

1.3           Legend.  The Parties agree and understands that until such time as the shares of UGTI Common Stock have been registered under the 1933 Act, the certificates representing the said shares shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (i) IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (ii) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

1.4           No Dilution.  UGTI agrees that it shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in UGTI's Common Stock between the date of this Agreement and the Closing Date.

1.5           Closing. The consummation of the Transaction (the "Closing") shall take place at the offices of Arnstein & Lehr, LLP, on a date to be mutually agreed upon by the Parties, which shall be no later than November 4, 2009.  The date on which the Closing actually takes place is referred to as the “Closing Date.” In addition to the conditions set forth in Articles V and VI, not later than 40 days after the Closing Date the parties shall take the following actions:

(a)           ONE shall deliver to UGTI, a copy of the unanimous written consent of the Board of Directors of ONE approving, authorizing and directing ONE to cancel the Preferred share Agreement and to enter into this Agreement.

(b)           UGTI shall deliver to ONE (i) a copy of the unanimous written consent of the Board of Directors of UGTI approving, authorizing and directing UGTI to cancel the Preferred share Agreement and to enter into this Agreement and (ii) a stock certificate for Ten Thousand (10,000) shares of UGTI Common Stock issued in the name of ONE.

1.6           Closing Events.  At the Closing, each of the Parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, agreements, resolutions, schedules, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the other Parties hereto and their respective legal counsel in order to effectuate or evidence the Transactions.  If agreed to by the Parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by e-fax, fax, email and/or express courier.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF UGTI

As an inducement to, and to obtain the reliance of ONE, UGTI represents and warrants as follows:

2.1           Organization.  UGTI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  A certified copy of the Articles of Incorporation and bylaws of UGTI are attached hereto as Schedule 2.1.  UGTI has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the Transactions in accordance with the terms hereof will not, violate any provision of UGTI’s organizational documents.  UGTI has taken all action required by laws, its articles of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. UGTI has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of Incorporation, and otherwise to consummate the Transactions.  UGTI shall receive a certificate of good standing from the Secretary of State of the State of Nevada, dated as of a date within ten days prior to the Closing Date certifying that UGTI is in good standing as a corporation in the State of Nevada.

2.2           Capitalization.  UGTI has a total of 1,200 issued and outstanding shares of common stock, each of which is legally issued, fully paid, and non-assessable.  All such shares of UGTI Common Stock are held of record by the UGTI Shareholders.  UGTI has no other capital stock, warrants, options, or other securities convertible into shares of UGTI capital stock, outstanding other than the UGTI Common Stock.

2.3           Taxes.

(a)           UGTI has filed all Federal, state and local tax returns required to be filed by it from its inception to the date hereof.  All such returns are complete and accurate in all material respects.

(b)           UGTI has no liabilities with respect to the payment of Federal, state, county, local, or other taxes, including any deficiencies, interest, or penalties (collectively "Taxes"), except for taxes accrued but not yet due and payable, for which UGTI may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)           No deficiency for any Taxes has been proposed, asserted or assessed against UGTI.  There has been no Tax audit, nor has there been any notice to UGTI by any taxing authority regarding any such Tax audit, or, to the knowledge of UGTI, is any such Tax audit threatened with regard to any Taxes or UGTI tax returns.  UGTI does not expect the assessment of any additional Taxes of UGTI for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for Taxes of UGTI.

(d)           The books and records, financial and otherwise, of UGTI are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4           Information.  The information concerning UGTI set forth in this Agreement and the schedules hereto is and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

2.5           Absence of Certain Changes or Events.  Except as set forth in this Agreement or the schedules hereto, since June 30, 2009, there has not been (i) any material adverse change in the business, operations, financial condition, or prospects of UGTI; or (ii) any damage, destruction, or loss to UGTI (whether or not covered by insurance) materially and adversely affecting the business, operations, financial condition, or prospects of UGTI;

2.6           Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of UGTI, threatened by or against UGTI, or affecting UGTI, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.7           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the Transactions will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which UGTI is a party or to which any of its properties or operations are subject.

2.8           Compliance With Laws and Regulations.  To the best of its knowledge, UGTI has complied with all applicable statutes and regulations of any Federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, financial condition, or prospects of UGTI or except to the extent that noncompliance would not result in the incurrence of any material liability.

2.9           Approval of Agreement.  The board of directors of UGTI (the “UGTI Board”) has authorized the execution and delivery of this Agreement by UGTI and has approved the Transactions.  Copies of said consent resolutions are attached hereto as Schedule 2.9.

2.10         Title and Related Matters.  UGTI has good and marketable title to all of its properties, interest in properties, and assets, real and personal, (except properties, interest in properties, and assets sold or otherwise disposed of in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except.

2.11          Brokers.  UGTI has not entered into any contract with any person, firm or other entity that would obligate UGTI or ONE to pay any commission, brokerage or finders’ fee in connection with the Transactions.

2.12          Full Disclosure. There is no fact actually known to UGTI that would reasonably be expected to materially and adversely affect the ability of UGTI to perform its obligations pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ONE

As an inducement to, and to obtain the reliance of UGTI and the UGTI Shareholders, ONE represents and warrants as follows:

3.1           Organization.  ONE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. A certified copy of the Articles of Incorporation and bylaws of ONE are attached hereto as Schedule 3.1.  ONE has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the Transactions in accordance with the terms hereof will not, violate any provision of ONE’s organizational documents.  ONE has taken all action required by laws, its articles of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. ONE has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of Incorporation, and otherwise to consummate the Transactions.  ONE shall receive a certificate of good standing from the Secretary of State of the State of Florida, dated as of a date within ten days prior to the Closing Date certifying that ONE is in good standing as a corporation in the State of Florida.

3.2           Information.  The information concerning ONE set forth in this Agreement and the schedules hereto is and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

3.3           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the Transactions will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which ONE is a party or to which any of its properties or operations are subject.

3.4           Compliance With Laws and Regulations.  To the best of its knowledge, ONE has complied with all applicable statutes and regulations of any Federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, financial condition, or prospects of ONE or except to the extent that noncompliance would not result in the incurrence of any material liability.

3.5           Approval of Agreement.  The board of directors of ONE (the “ONE Board”) has authorized the execution and delivery of this Agreement by ONE and has approved the Transactions.  Copies of said consent resolutions are attached hereto as Schedule 3.5.

3.6           Brokers.  ONE has not entered into any contract with any person, firm or other entity that would obligate ONE or ONE to pay any commission, brokerage or finders’ fee in connection with the Transactions.

3.7           Full Disclosure. There is no fact actually known to ONE that would reasonably be expected to materially and adversely affect the ability of ONE to perform its obligations pursuant to this Agreement.

ARTICLE IV
INDEMNIFICATION

4.1           Indemnification.

(a)           UGTI hereby agrees to indemnify ONE and each of its officers and directors against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based upon any breach by UGTI of any of its representations, warranties, or covenants as set forth in this Agreement.

(b)           ONE hereby agrees to indemnify the UGTI Shareholders, UGTI, and each of its officers and directors from and against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on breach by ONE of any of its representations, warranties, or covenants as set forth in this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF ONE

The obligations of ONE under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1           Accuracy of Representations; Performance.  The representations and warranties made by UGTI in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and UGTI shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by UGTI prior to or at the Closing.

5.2           Officer’s Certificate.  ONE shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of UGTI confirming that the conditions set forth in Section 5.1 have been satisfied.

5.3           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the business, operations, financial condition, or prospects of UGTI, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the business, operations, financial condition, or prospects of UGTI.

5.4           Good Standing.  ONE shall have received a certificate of good standing from the Secretary of State of the State of Delaware, dated as of a date within ten days prior to the Closing Date certifying that UGTI is in good standing as a corporation in the State of Delaware.

5.5           Other Items.

(a)           ONE shall have received such further documents, certificates, or instruments relating to the Transactions as ONE may reasonably request.

(b)           ONE shall have completed, and shall be satisfied with, in its sole discretion, its due diligence review of UGTI.

(c)           The Transactions shall have been approved by the UGTI Board of Directors and the UGTI Shareholders.

(d)           Any necessary third-party consents shall be obtained prior to Closing.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF UGTI

The obligations of UGTI under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1           Accuracy of Representations; Performance.  The representations and warranties made by ONE in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and ONE shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by ONE prior to or at the Closing.

6.2           Officer’s Certificate.  UGTI shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of ONE confirming that the conditions set forth in Section 6.1 have been satisfied.

6.3           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the business, operations, financial condition, or prospects of ONE nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the business, operations, financial condition, or prospects of ONE.

6.4           Good Standing.  UGTI shall have received a certificate of good standing from the Secretary of State of the State of Nevada, dated as of a date within ten days prior to the Closing Date certifying that ONE is in good standing as a corporation in the State of Nevada.

6.5           Other Items.

(a)           UGTI shall have received such further documents, certificates, or instruments relating to the Transactions as UGTI may reasonably request

(b)           UGTI shall have completed, and shall be satisfied with, in its sole discretion, its due diligence review of ONE.

(b)           The Transactions shall have been approved by ONE's Board of Directors.

ARTICLE VII
TERMINATION; EVENT OF DEFAULT

7.1           Termination.  (a)    This Agreement may be terminated by either the UGTI Board or ONE's Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the Transactions and which, in the judgment of such Board of Directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or (ii) any of the Transactions are disapproved by any regulatory authority whose approval is required to consummate such Transactions or in the judgment of such Board of Directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder.

(b)           This Agreement may be terminated at any time prior to the Closing by action of ONE's Board if UGTI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of UGTI contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to UGTI. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

(c)           This Agreement may be terminated at any time prior to the Closing by action of the UGTI Board if ONE shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of ONE contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to ONE.  If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder.

7.2           Event of Default.  In the event ONE fails to pay to UGTI when due the full amount of any installment payment of the Purchase Price required pursuant Section 1.2 hereof, such failure shall constitute a “Default” hereunder.  Promptly upon the occurrence of a Default, UGTI shall deliver written notice to ONE of the Default via facsimile and overnight courier.  ONE shall thereafter have 90 Calendar days from the date of the Default to cure the Default.  In the event ONE fails to cure the Default within said 90 day period, ONE shall be deemed to have forfeited its ownership rights to such number of shares of UGTI Common stock purchased hereunder as is proportionate to the amount of the defaulted payment to the total amount of the Purchase Price paid by ONE to UGTI (the “Defaulted Shares”).  ONE agrees that in such an event it shall assign and transfer such number of Defaulted Shares of UGTI common stock to UGTI.

ARTICLE VIII
MISCELLANEOUS

8.1           Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of Florida, without regard to its choice of law principles.

8.2           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3           Expenses.  Except as otherwise set forth herein, each Party shall bear its own costs and expenses associated with the Transactions contemplated by this Agreement.

8.4           Schedules; Knowledge.  Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.

8.5           Third Party Beneficiaries.  This contract is solely between ONE and UGTI and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.6           Entire Agreement.  This Agreement represents the entire agreement between the Parties relating to the Transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.7           Survival.  The representations and warranties of the respective Parties shall survive the Closing Date and the consummation of the Transactions.

8.8           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.9           Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

8.10          Further Assurances.  Each Party to this Agreement shall take all such actions reasonably necessary to effectuate the terms and conditions of this Agreement and the Transactions set forth herein.

8.11          Assignment.  Subject to any provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns; provided, however, that no Party may assign this Agreement without the prior written consent of the other Parties.

8.12          Severability.  In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall remain in full force and effect, enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above-written.

ONE BIO, CORP.
By:
Name:
Title:

UNITED GREEN TECHNOLOGY, INC.
By:
Name:
Its: